Exhibit 10.5


                              EMPLOYMENT AGREEMENT



     This Employment Agreement ("Agreement") is made as of this 16th day of September, 2001 between Temecula Valley Bank, N.A., a national banking association ("Bank"), and Stephen H. Wacknitz ("Executive").

                                   WITNESSETH

     WHEREAS, the Bank desires that Executive be employed as the Bank's President, Chairman of the Board and Chief Executive Officer on the terms set forth herein; and

     WHEREAS, Executive is willing to accept such employment under the terms and conditions herein stated.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, it is hereby agreed that from September 16, 2001 (the "Effective Date") the following terms and conditions shall apply to Executive's said employment.

     A.   TERM OF EMPLOYMENT

          1. Term. The Bank herebyagrees to employ Executive and Executive hereby accepts employment with the Bank for the period of five (5) years commencing on the Effective Date subject to an earlier termination as provided hereinafter (the "Term"). When used herein, "Term" shall refer to the entire period of employment of Executive by the Bank hereunder commencing with the Effective Date, whether for the full period provided above, or whether terminated earlier as hereinafter provided.

     B.   DUTIES OF EXECUTIVE

          1. Duties. Executive shall perform the duties of President, Chairman of the Board and Chief Executive Officer of the Bank, subject to the powers by law vested in the Board of Directors of the Bank (the "Board of Directors") and in Bank's shareholders, and shall serve as a Director of the Bank. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive's ability and in compliance with all applicable laws and the Bank's Articles of Association and Bylaws.

          2. Exclusivity. Executive shall devote substantially all of Executive's entire productive time, ability and attention to the business of the Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board of Directors, or the Executive Committee thereof. Notwithstanding the foregoing, Executive may
     (i) make investments of a passive nature in any business or venture; or
     (ii) serve in any capacity in civic, charitable or social organizations.


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          3. Physical Examination. Executive may, in his discretion, take an annual physical examination during each year during the Term of this Agreement with said physical examination(s) conducted at the expense of the Bank.

     C.   COMPENSATION

          1. Salary. For Executive's services hereunder, the Bank shall pay, or cause to be paid, as annual gross base salary, to Executive the amount of not less than $200,000 during each of the years of the Term, beginning with the Effective Date. Executive's salary shall be payable in equal installments in conformity with the Bank's normal payroll periods as in effect from time to time. The Board of Directors shall also, from time to time, and at least once each calendar year grant such additional "merit" increases, if any, in, the base salary as are determined after review to be appropriate in the discretion of the Board of Directors. The Bank and Executive both contemplate that his base salary shall be increased as the Bank grows and profits. Executive shall also, so long as he serves on the Board of Directors, be entitled to directors and committee fees, and any other compensation or benefits provided to outside directors of the Bank (including, but not limited to, committee fees, any director retirement benefits, any stock options granted to directors in such capacity, etc.) in addition to the compensation and benefits provided to him as an employee pursuant to this Agreement.

     D.   EXECUTIVE BENEFITS

          1. Vacation. Executive shall be entitled to a vacation leave accruing at the rate of two and one-half (2.5) vacation days for each month in which he works (and a pro rata portion thereof for partial weeks, except that banking holidays shall be treated as days worked) during each year of the Term, of which two (2) weeks must be taken consecutively in each calendar year. Executive shall be entitled to vacation pay in lieu of vacation. Time spent by Executive at (or traveling to and from) seminars, conventions or conferences related to Bank business shall not be counted against his vacation leave.

          2. Automobile. The Bank shall provide for the use of Executive a suitable automobile (equivalent to, or better than, a Lexus LS 400), commensurate with his position, and shall pay all the expenses (including, but not limited to, maintenance, fuel, insurance, registration) related thereto during the Term.

          3. Group Medical and Life Insurance Benefits. The Bank shall provide for Executive, at the Bank's expense during the Term, and after the Term until death in accordance with the Bank's policy now in effect or as shall be amended as soon as practicable to provide for ongoing coverage upon the events described in such policy, participation in a comprehensive major medical and dental, with life insurance benefits, equivalent to the maximum available from time to time under the California Bankers Association Group Insurance Program for an employee of Executive's salary level. Any such insurance for which Executive votes in favor as a director, or endorses as an officer, shall be deemed to meet the requirements of this paragraph. Term life insurance benefits shall be provided to Executive, at the Bank's expense during the term hereof, in an amount not less than $250,000, with Executive to be entitled to make an irrevocable designation of the beneficiary and owner of the policy thereunder. Executive's Salary Continuation Agreement with the Bank currently in effect shall be maintained by the Bank during the Term.


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          4. Bonus. For each calendar year end within the Term, Executive shall be entitled to an Incentive Bonus determined in accordance with this paragraph if the Threshold Tests are met. The Threshold Tests shall be deemed to have been met if (i) the Bank's regular outside independent loan reviewer gives a favorable review of the loan quality of the Bank at, or within three (3) months of, the end of the year; (ii) net loan losses for the year do not exceed one percent (1.0%) of gross outstanding loans at the beginning of the year; or (iii) the latest report of supervisory activity of the Bank by the Office of the Comptroller of the Currency (or other bank regulatory agency) rates the Bank no less than satisfactory. The Incentive Bonus shall equal the Applicable Percentage of the Bank's "Profits." For purposes of this Section 4, "Profits" shall mean the Bank's net income before income taxes and before the effect of this bonus or any other bonuses based on the profits of the Bank. The Applicable Percentage shall be:

          (a)  5% if the Profits are $2,000,000 or less;

          (b)  6% if Profits are $2,000,001 or greater up to $3,000,000;

          (c)  7% if Profits are $3,000,001 or greater up to $4,000,000;

          (d)  8% if Profits are $4,000,001 or greater up to $5,000,000;

          (e)  9% if Profits are $5,000,001 or greater up to $6,000,000;

          (f)  10% if Profits exceed $6,000,000.

     For example, if the Bank's Profits for calendar years 2001 and 2001 equaled $5,500,000 and $6,250,000, respectively, Executive's Incentive Bonus under this Section 4 for 2001 would be $495,000 and for 2002 the Incentive Bonus would be $625,000. This bonus shall be payable in January of the year following completion of the year on which it is based, or as soon thereafter as is practical after the Bank's certified public accountants have delivered their report on the Bank's condition and results of operations for the year.

          5. Sick Leave. Executive shall be entitled to sick leave in accordance with the Bank's Personnel Policy, accruing at a rate of not less than one day per month or partial month of service. Accrued sick leave may be carried over from prior periods, but Executive shall not be entitled to be paid in lieu thereof.



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          6. Disability Coverage.

               (a) The Bank shall continue to maintain for the benefit of the Executive a long term disability insurance policy. Said policy shall provide benefits of not less than $120,000 per year and shall remain in effect to age sixty five (65). To the extent no disability payments are made by the insurer after disability but before payments are made under such policy, the Bank shall provide monthly payments to the Executive equal to $10,000 per month. The Bank shall not be responsible for the premiums on such policy after termination of Executive's employment by the Bank.

               (b) After age sixty five (65), in the event of Executive's disability as determined under applicable policies of the Bank covering Executive, the Bank shall pay to Executive the difference between the amount received by Executive under the then in effect Bank disability policies and $15,000 per month until September 16, 2006.

     E.   BUSINESS EXPENSES AND REIMBURSEMENT

          1. Business Expenses. Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive's duties and in acting for the Bank during the Term, provided that an independent officer of the Bank approves such expenses in accordance with the standards set forth herein. Executive shall furnish to the Bank adequate records and other documentary
     o evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of the Bank and not as deductible compensation to Executive; provided, however, that reimbursement of such expenses shall not be dependent on proving deducibility of such expenses for tax purposes if such expenses are otherwise determined by the Board of Directors, in its sole discretion, to be appropriate.

     F.   TERMINATION

          1. Termination With Cause. Except as otherwise provided herein, this Agreement may be terminated by the Bank, at the Bank's option with notice to Executive, upon the occurrence of any of the following events:

               (a) Executive is convicted of illegal activity by a court of competent jurisdiction or pleads guilty to or nolo contendere to, illegal activity, which activity materially adversely affects the Bank's reputation in the community or which evidences the lack of Executive's fitness or ability to perform Executive's duty and determined by the Board of Directors in good faith;

               (b) Executive has committed any illegal or dishonest act which would cause termination of coverage under the Bank's Bankers Blanket Bond as to Employee, as distinguished from termination of coverage as to the Bank as a whole;

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               (c) Executive after written notice from the Board of Directors specifying the event and how it can be corrected again materially fails to perform or habitually neglects Executive's duties;

               (d) Executive becomes permanently disabled as such is defined in his or the Bank's disability insurance policies (or if no such definition, as defined by federal law or regulation pursuant to the Social Security Act or a related statute), such disability makes Executive eligible for benefits thereunder, and any relevant waiting periods have passed. Any controversy concerning Executive's disability shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Any termination pursuant to this subsection (d) shall not affect the continued operation of that portion of Section D.6. hereof which is intended to survive Executive's disability;

               (e) The Comptroller of the Currency, or any other regulatory agency having jurisdiction, finally removes, or suspends Executive from office;

               (f) The Comptroller of the Currency or other supervisory or regulatory authority having jurisdiction takes possession of the property and business of the Bank; or

               (g) Any regulatory authority having supervisory authority over the Bank exercises its cease and desist authority to remove Executive from office or advises the Bank that Executive should be removed from office.

               Notwithstanding the foregoing, Executive shall not be deemed to have been terminated pursuant to Section F.I. unless and until there has been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire authorized membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose (after reasonable notice and an opportunity for Executive, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors he engaged in conduct set forth above in clauses (a) through (g) of this Section F.I. and specifying the particulars thereof in detail.

          2. Termination Without Cause or Resignation for Good Reason.

               (a) During the Term, this Agreement may be terminated by the Bank without cause upon written notice to Executive or by the Executive for Good Reason, as defined below.

               (b) During the Term, this Agreement may be terminated by Executive without cause upon written notice to the Bank.



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          3. Compensation Upon Termination.

               (a) If Executive's employment with the Bank is terminated by the Bank pursuant to Section F. 1., or by Executive pursuant to Section F.2.(b), Executive shall then only be entitled to receive the amount of his annual gross salary payable through the effective date of such termination (plus proration of the Incentive Bonus described in Section D.4. above if warranted by Executive's performance, as determined in the sole discretion of the Board of Directors) and any incurred but not yet reimbursed business expenses (subject to the provisions of Section E.I. hereof).

               (b) If Executive's employment is terminated by the Bank or any successor pursuant to Section F.2.(a), by Executive pursuant to Section F.2.(a) or by the Bank or any successor within one (1) year before or after any acquisition of the Bank or its assets, or a merger or reorganization involving the Bank (regardless of the structure of the acquisition, merger or reorganization) and such termination is not based upon Section F.I., he shall be entitled to the same amount as if the termination had been pursuant to Section F.I., plus an immediate payment in an amount equal to the greater of: (i) one (1) times the annual gross base salary of Executive (as in effect immediately prior to termination) plus the amount equal to the Incentive Bonus provided in Section D.4. above as though a full year had lapsed (calculated as follows: the Incentive Bonus for the number of months lapsed, divided by the number of months lapsed and the resulting number multiplied by twelve (12); or (ii) two (2) times Executive's annual gross base salary, as in effect immediately prior to termination, to be paid in a lump sum, I less any applicable withholding deductions.

               (c) Notwithstanding the foregoing, to the extent that 12 U.S.C. ss.1828 and regulations promulgated pursuant thereto prohibit, or limit, the payment of compensation pursuant to this Section F.3., Executive's right to compensation hereunder shall be similarly prohibited or limited.

               (d) Good Reason shall mean that without Executive's express written consent, the assignment to Executive of any duties inconsistent with his positions, duties, responsibilities and status with the Bank; or a change in his reporting responsibilities, titles or offices; or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of his employment pursuant to Section F.I. or retirement or as a result of his death or by Executive other than for Good Reason; or a reduction by Bank in Executive's annual gross base salary as in effect on the date hereof or as the same may be increased from time to time.

     G.   GENERAL PROVISIONS

          1. Ownership of Books and Records; Confidentiality.

               (a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of the Bank, i and all other files, books and records and other materials owned by the Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of the Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to the Bank by Executive on any termination of his employment. Executive shall be entitled to copies of any policies, procedures or forms prepared with his assistance.


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               (b) During the Term, Executive will have access to and become acquainted with what Executive and the Bank acknowledge are trade secrets, to wit, knowledge or data concerning the Bank, including its operations and business, and the identity of customers of the Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive's employment with the Bank. Executive shall not solicit any employee or customer of the Bank to become an employee or customer of another institution until six months following the termination; provided, however, that Executive shall not be prohibited from soliciting customers with which he had a banking relationship established at another employer prior to the commencement of the term hereof.

          2. Assi.gnment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by either party hereto without the prior written consent of the other, and the parties expressly agree that any attempt to assign the rights of any party hereunder without such consent will be null and void; provided, however, that the Bank's rights and obligations hereunder shall be assignable without consent by operation of law in the event of a merger or similar transaction involving the Bank.

          3. Further Assurance. From time to time each party will execute and deliver such further instruments and will take such other action as the other party reasonably may request in order to discharge and perform the obligations and agreements hereunder.

          4. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or a breach thereof (other than matters pertaining to injunctive relief, including, but not limited to, temporary restraining orders, preliminary injunctions and'permanent injunctions,) shall be finally settled by arbitration in accordance with the rules then prevailing of the American Arbitration Association. Judgment upon the award rendered in such arbitration may be entered and enforced in any court of competent jurisdiction. The prevailing party shall be entitled to all costs of arbitration or litigation as determined by the arbitrators or the court, including, but not limited to, reasonable attorneys' fees. Any excluded matter shall be determined by the San Diego County Superior Court, subject to any rights of appeal which may exist. The arbitration, including the rendering of the award, shall take place in the County of San Diego, State of California, unless otherwise agreed to in writing by the parties. In reaching a decision, the arbitrator(s) shall be bound by the terms of this Agreement. The award and judgment thereon shall include interest, at the legal rate, from the date that the sum awarded to the prevailing party was originally due and payable. The parties hereto agree that the arbitrator(s) shall have jurisdiction to award punitive damages. Arbitration shall be the exclusive means of resolution of disputes, controversies or claims arising out of this Agreement and which are subject to arbitration. The parties agree that they shall be entitled to conduct discovery in accordance with Sections 1283.05 and 1283.1 of the California Code of Civil Procedure, or any successor provision thereof, in the same manner as though the dispute were within the jurisdiction of the Superior Court of the State of California.

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          5. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid as follows:

               To Bank:      Temecula Valley Bank, N.A.
                             27710 Jefferson Drive Temecula, CA 92590

               To Executive: Stephen H. Wacknitz
                             2148RockhoffRoad Escondido, CA 92026

     or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date of delivery if delivered in person or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

          6. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

          7. Entire Agreement. Except as provided herein and in any separate for the provision of benefits to Executive, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

          8. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

          9. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

          10. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

          11. Calendar Days/Close of Business. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to "days" shall refer to calendar days.

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          12. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions thereof, shall not be affected thereby.

          13. Attorneys' Fees, hi the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys' fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

          14. Indemnification. The Bank shall indemnify and hold Executive harmless from, claims (defined in the broadest sense, including claims for monetary or non- monetary relief, and any claims brought before an administrative agency or body) arising out of, or related to, his service as an officer, director or agent of the Bank, to the fullest extent permitted by applicable law, including his costs of defense and attorneys fees and shall advance his costs of defense (including legal fees) related to the defense thereof to the extent permitted by applicable law.

          15. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provisions of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.


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     IN WITNESS WHEREOF, this Agreement is executed as of the day and year first above written.

                            Bank:   TEMECULA VALLEY BANK, N.A.

                            Bank: TEMECULA VALLEY BANK N.A.
                            By: /S/DONALD A PITCHER
                            Senior Vice President and Chief Operating Officer

                            Executive: By: /S/STEPHEN H. WACKNITZ